Exhibit 99.1

January 16, 2020

Pulmatrix Regains Compliance with Nasdaq Minimum Bid Price Requirement

LEXINGTON, Mass., January 16, 2020 /PRNewswire/ — Pulmatrix, Inc. (NASDAQ: PULM) announced today that it received a letter from the listing qualifications department staff of The Nasdaq Stock Market LLC, stating that the Company has regained compliance with Nasdaq’s minimum $1.00 per share bid price requirement.

The letter received noted that for the last 10 consecutive business days, from January 2, 2020 to January 15, 2020, the closing bid price of the Company’s common stock was $1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2), and the matter is now closed.

About Pulmatrix

Pulmatrix is a clinical stage biopharmaceutical company developing innovative inhaled therapies to address serious pulmonary disease using its patented iSPERSE™ technology. The Company’s proprietary product pipeline is focused on advancing treatments for serious lung diseases, including Pulmazole, an inhaled anti-fungal for patients with allergic bronchopulmonary aspergillosis (“ABPA”), and PUR1800, a narrow spectrum kinase inhibitor for patients with obstructive lung diseases including asthma and chronic obstructive pulmonary disease (“COPD”). Pulmatrix’s product candidates are based on iSPERSE™, its proprietary engineered dry powder delivery platform, which seeks to improve therapeutic delivery to the lungs by maximizing local concentrations and reducing systemic side effects to improve patient outcomes.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements of historical fact, and may be identified by words such as “anticipates,” “assumes,” “believes,” “can,” “could,” “estimates,” “expects,” “forecasts,” “guides,” “intends,” “is confident that”, “may,” “plans,” “seeks,” “projects,” “targets,” and “would,” and their opposites and similar expressions are intended to identify forward-looking statements. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including, but not limited to, delays in planned clinical trials; the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the Company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the Company’s products, including patent protection. A discussion of these and other factors, including risks and uncertainties with respect to the Company, is set forth in the Company’s filings with the SEC, including its annual report on Form 10-K filed with the Securities and Exchange Commission on February 19, 2019, as amended on July 24, 2019, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Investor Contact

Timothy McCarthy, CFA

212.915.2564

tim@lifesciadvisors.com